EXHIBIT 8.2
[O’MELVENY & MYERS LLP LETTERHEAD]
August 10, 2005
Catellus Development Corporation
201 Mission Street, Second Floor
San Francisco, California 94105
Re:	Merger of Catellus Development Corporation
Ladies and Gentlemen:
          We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger, dated June 5, 2005 (the “Merger Agreement”), by and among PROLOGIS, a Maryland real estate investment trust (“ProLogis”); PALMTREE ACQUISITION CORPORATION, a Delaware corporation and subsidiary of ProLogis (“Palmtree”); and CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation (“Catellus”). Pursuant to the Merger Agreement, Catellus will be merged with and into Palmtree, with Palmtree as the surviving corporation (the “Merger”). All capitalized terms used herein shall, unless otherwise specified, have the meanings ascribed to them in the Merger Agreement.
          In connection with our opinion, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the registration statement on Form S-4 (Registration No. 333-126560) filed by ProLogis in connection with the Merger with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, which includes the Joint Proxy Statement/Prospectus, each as amended or supplemented through the date hereof (the “Registration Statement”), and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates, and records and that the statements as to factual matters contained therein are true, correct, and complete and will continue to be true, correct, and complete through the Effective Time of the Merger. In rendering our opinion, we have also relied upon statements, factual representations and covenants of officers and other representatives of ProLogis, Palmtree and Catellus set forth in the letters provided to us on the date hereof, and have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief and will continue to be true without regard to any qualification as to knowledge or belief through the Effective Time of the Merger.

Catellus Development Corporation
August 10, 2005

          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Delaware.
          In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions.
          On the basis of and subject to the foregoing, we are of the opinion that:
1.	for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

2.	the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations – Tax Consequences of the Merger,” to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.
          However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations in connection with the Merger.
          We express no opinion as to United States federal income tax consequences other than as set forth above or as to any state, local, or foreign tax consequences. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.
          This opinion is being furnished to Catellus in connection with the Registration Statement so that Catellus may comply with its obligations under the Federal securities laws. This opinion may not be used or relied upon by persons other than Catellus, its affiliates and Catellus’ shareholders, or for any other purpose without our prior written consent. This opinion is based on facts and circumstances existing on the date hereof.

Catellus Development Corporation
August 10, 2005

          We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.
Respectfully yours,
/s/ O’Melveny & Myers LLP
O’MELVENY & MYERS LLP